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                                                                 EXHIBIT 3

                             TRANSCANADA CORPORATION
        U.S. GAAP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CONDENSED STATEMENT OF CONSOLIDATED INCOME AND COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP(2)

                                                                       Three months ended               Year ended
                                                                          December 31                   December 31
                                                                   ---------------------------  ----------------------------
(MILLIONS OF DOLLARS)                                                 2003          2002          2003           2002
-----------------------------------------------------------------  -------------  ------------  ------------- --------------
Revenues(3)                                                             1,227        1,178          4,919          4,565
                                                                   -------------  ------------  ------------- --------------
Cost of sales(3)                                                          127          127            592            441
Other costs and expenses                                                  424          410          1,663          1,532
Depreciation                                                              209          185            819            729
                                                                   -------------  ------------  ------------- --------------
                                                                          760          722          3,074          2,702
                                                                   -------------  ------------  ------------- --------------
Operating income                                                          467          456          1,845          1,863
Other (income)/expenses
   Equity income(2)(4)(5)                                                 (49)         (61)          (334)          (260)
   Other expenses(1)(5)(6)                                                216          222            863            872
   Income taxes                                                           104          121            515            499
                                                                   -------------  ------------  ------------- --------------
                                                                          271          282          1,044          1,111
                                                                   -------------  ------------  ------------- --------------
Income from continuing operations - U.S. GAAP                             196          174            801            752
Net income from discontinued operations - U.S. GAAP                         -            -             50              -
                                                                   -------------  ------------  ------------- --------------
Income before cumulative effect of the application of
   accounting changes in accordance with U.S. GAAP                        196          174            851            752
Cumulative effect of the application of EITF 02-3, net of tax(3)            -            -            (13)             -
                                                                   -------------  ------------  ------------- --------------
NET INCOME IN ACCORDANCE WITH U.S. GAAP                                   196          174            838            752
Adjustments affecting comprehensive income under U.S. GAAP
   Foreign currency translation adjustment, net of tax(7)                 (11)           -            (54)             1
   Additional minimum pension liability, net of tax(8)                    (11)         (40)            (2)           (40)
   Unrealized (loss)/gain on derivatives, net of tax(5)                    (6)           -              8             (4)
                                                                   -------------  ------------  ------------- --------------
COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP                         168          134            790            709
                                                                   =============  ============  ============= ==============
NET INCOME PER SHARE IN ACCORDANCE WITH U.S. GAAP
   Continuing operations                                                $0.41        $0.36          $1.67          $1.57
   Discontinued operations                                                  -            -           0.10              -
                                                                   -------------  ------------  ------------- --------------
Income before cumulative effect of the application of
   accounting changes in accordance with U.S. GAAP                      $0.41        $0.36          $1.77          $1.57
Cumulative effect of the application of EITF 02-3, net of tax(3)            -            -          (0.03)             -
                                                                   -------------  ------------  ------------- --------------
   Basic                                                                $0.41        $0.36          $1.74          $1.57
                                                                   =============  ============  ============= ==============
   Diluted                                                              $0.40        $0.36          $1.73          $1.56
                                                                   =============  ============  ============= ==============
Net income per share in accordance with Canadian GAAP
   Basic                                                                $0.40        $0.37          $1.76          $1.56
                                                                   =============  ============  ============= ==============
   Diluted                                                              $0.40        $0.37          $1.76          $1.55
                                                                   =============  ============  ============= ==============
Dividends per common share                                              $0.27        $0.25          $1.08          $1.00
                                                                   =============  ============  ============= ==============
COMMON SHARES OUTSTANDING (millions)
   Average for the period - Basic                                       482.8        479.3          481.5          478.3
                                                                   =============  ============  ============= ==============
   Average for the period - Diluted                                     485.5        481.7          483.9          480.7
                                                                   =============  ============  ============= ==============


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RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

                                                                       Three months ended               Year ended
                                                                          December 31                   December 31
                                                                   ------------------------     -------------------------
(MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)                        2003          2002          2003           2002
-----------------------------------------------------------------  -------------  ---------     ------------- -----------
Net income from continuing operations in accordance with
   Canadian GAAP                                                          193          180            801            747
U.S. GAAP adjustments
   Unrealized (loss)/gain on foreign exchange and interest rate
      derivatives(5)                                                       (3)          (1)            (9)            30
   Tax impact of (loss)/gain on foreign exchange and interest
      rate derivatives                                                      1            -              3            (12)
   Unrealized gain/(loss) on energy trading contracts(3)                   14           (7)            28            (21)
   Tax impact of unrealized gain/(loss) on energy trading
      contracts                                                            (5)           2            (10)             8
   Equity loss(4)(5)                                                       (6)           -            (18)             -
   Tax impact of equity loss                                                2            -              6              -
                                                                   -------------  ---------     ------------- -----------
Income from continuing operations in accordance with U.S. GAAP            196          174            801            752
                                                                   =============  ============  ============= ==============

CONDENSED BALANCE SHEET IN ACCORDANCE WITH U.S. GAAP(2)

                                                                                      December 31,         December 31,
(MILLIONS OF DOLLARS)                                                                     2003                 2002
---------------------------------------------------------------------------------   -----------------     ----------------
Current assets                                                                                 1,020                1,079
Long-term energy trading assets(3)                                                                 -                  218
Long-term investments(4)(9)                                                                    1,760                1,683
Plant, property and equipment(10)                                                             15,798               14,992
Regulatory asset(11)                                                                           2,721                2,578
Other assets(5)                                                                                1,192                  884
                                                                                    -----------------     ----------------
                                                                                              22,491               21,434
                                                                                    =================     ================
Current liabilities(12)                                                                        2,073                2,006
Long-term energy trading liabilities(3)                                                            -                   41
Deferred amounts(3)(5)(9)(10)                                                                    741                  789
Long-term debt(5)                                                                              9,494                8,963
Deferred income taxes(11)                                                                      3,039                2,692
Preferred securities(13)                                                                         694                  694
Trust originated preferred securities                                                              -                  218
Non-controlling interests                                                                        471                  389
Shareholders' equity                                                                           5,979                5,642
                                                                                    -----------------     ----------------
                                                                                              22,491               21,434
                                                                                    =================     ================


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STATEMENT OF OTHER COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP

                                                            Cumulative          Minimum         Cash Flow
                                                            Translation    Pension Liability      Hedges
 (MILLIONS OF DOLLARS)                                        Account        (SFAS No. 87)    (SFAS No. 133)      Total
 -------------------------------------------------------  ---------------- ------------------ ------------------ ----------
 Balance at January 1, 2002                                            13                (56)               (9)       (52)

 Additional minimum liability for employee future
    benefits, net of tax of $22(8)                                      -                (40)                -        (40)
 Unrealized loss on derivatives, net of tax of $(1)(5)                  -                  -                (4)        (4)
 Foreign currency translation adjustment, net of tax of
    nil(7)                                                              1                  -                 -          1
                                                          ---------------- ------------------ ------------------ ----------
 Balance at December 31, 2002                                          14                (96)              (13)       (95)

 Additional minimum liability for employee future
    benefits, net of tax of $1(8)                                       -                 (2)                -         (2)
 Unrealized gain on derivatives, net of tax of nil(5)                   -                  -                 8          8
 Foreign currency translation adjustment, net of
    tax of $(64)(7)                                                   (54)                 -                 -        (54)
                                                          ---------------- ------------------ ------------------ ----------
 BALANCE AT DECEMBER 31, 2003                                         (40)               (98)               (5)      (143)
                                                          ================ ================== ================== ==========

1) Pursuant to a plan of arrangement, TransCanada Corporation (TransCanada or the Company) became the parent company of TransCanada PipeLines Limited
     (TCPL), effective May 15, 2003. The financial statements of TransCanada have been prepared using the continuity of interests method. Accordingly, the financial statements of TransCanada on the effective date, on a consolidated basis, were in all material respects the same as TCPL immediately prior to the arrangement, except that under Canadian GAAP the distributions on the preferred securities have been reflected as non-controlling interest charges in determining the consolidated net income of TransCanada, and under both Canadian and U.S. GAAP the dividends on the preferred shares have been reflected as non-controlling interest charges in determining the consolidated net income of TransCanada.

2) In accordance with U.S. GAAP, the Condensed Statement of Consolidated Income and Balance Sheet are prepared using the equity method of accounting for joint ventures. Excluding the impact of other U.S. GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures, as required under Canadian GAAP, results in the same net income and Shareholders' Equity.

3) In 2002, for U.S. GAAP purposes, TransCanada adopted the transitional provisions of FASB Emerging Issues Task Force (EITF) 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" whereby the Company was netting all revenues and expenses related to derivative energy trading contracts. Prior to the adoption of EITF 02-3, energy trading contracts were measured at fair value determined as at the balance sheet date. The accounting change was applied retroactively with reclassification of prior periods. Effective January 1, 2003, the Company fully adopted EITF 02-3. This accounting change was effected through a cumulative adjustment of $(13) million, after tax, in the current year's income with no restatement of prior periods. Substantially all of the energy trading contracts are accounted for as hedges under Canadian GAAP. Subsequent to October 1, 2003, the energy trading contracts that qualified as hedges were accounted for as hedges under the provisions of Statement of Financial Accounting Standards (SFAS) No. 133. All gains or losses on the contracts that did not qualify as hedges, and the amounts of any ineffectiveness on the hedging contracts, are included in income each period. Substantially all of the amounts recorded in 2003 as differences between U.S. and Canadian GAAP relate to gains and losses on contracts that were not accounted for as hedges.

4) (a) Under Canadian GAAP, pre-operating costs incurred during the commissioning phase of a new project are deferred until commercial production levels are achieved. After such time, those costs are amortized over the estimated life of the project. Under U.S. GAAP, such costs are expensed as incurred. Certain start-up costs incurred by Bruce Power L.P. (an equity investment) are required to be expensed under U.S. GAAP.

     (b) Under both Canadian GAAP and U.S. GAAP, interest is capitalized on expenditures relating to construction of development projects actively being prepared for their intended use. In Bruce Power L.P., under U.S. GAAP, the carrying value of development projects against which interest is capitalized is lower due to the expensing of pre-operating costs.


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5)   Under the provisions of SFAS No. 133 "Accounting for Derivatives and
     Hedging Activities", all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with an equal or lesser amount of changes in the fair value of the hedged item attributable to the hedged risk. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives that are effective in offsetting the hedged risk are recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the change in fair value is recognized in earnings each period.

6) Other expenses included an allowance for funds used during construction of $2 million for the year ended December 31, 2003 (2002 - $4 million).

7) Under U.S. GAAP, changes in the foreign currency translation adjustment account must be recorded as a component of comprehensive income.

8) Under U.S. GAAP, a net loss recognized pursuant to SFAS No. 87 "Employers' Accounting for Pensions" as an additional pension liability not yet recognized as net period pension cost, must be recorded as a component of comprehensive income.

9) Effective January 1, 2003, the Company adopted the provisions of Financial Interpretation (FIN) 45 that require the recognition of a liability for the fair value of certain guarantees that require payments contingent on specified types of future events. The measurement standards of FIN 45 are applicable to guarantees entered into after January 1, 2003. For U.S. GAAP, the Company has recorded the fair value of the guarantees ($4 million) arising on the acquisition of the interest in Bruce Power L.P. as a liability and an increase in the cost of the investment.

10) Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

     The plant, property and equipment of the regulated natural gas transmission operations consist primarily of underground pipelines and above ground compression equipment and other facilities. No amount has been recorded for asset retirement obligations relating to these assets as it is not possible to make a reasonable estimate of the fair value of the liability due to the indeterminate timing and scope of the asset retirements. Management believes that all retirement costs associated with the regulated pipelines will be recovered through tolls in future periods.

     The plant, property and equipment in the power business consists primarily of power plants in Canada and the United States. The estimated fair value of the liability for the power plants and associated assets as at January 1, 2003 was $6 million. The asset retirement cost, net of accumulated depreciation that would have been recorded if the cost had been recorded in the period in which it arose, is recorded as an additional cost of the assets as at January 1, 2003. The estimated fair value of the liability as at December 31, 2003 was $7 million. The cumulative effect of the application of SFAS No. 143 on income with respect to the years ended December 31, 2001 and 2002 would have been less than $1 million. The Company has no legal liability for asset retirement obligations with respect to its investment in Bruce Power L.P. and the Sundance A and B power purchase arrangements.

11) Under U.S. GAAP, the Company is required to record a deferred income tax liability for its cost-of-service regulated businesses. As these deferred income taxes are recoverable through future revenues, a corresponding regulatory asset is recorded for U.S. GAAP purposes.

12) Current liabilities at December 31, 2003 include dividends payable of $136 million (2002 - $125 million) and current taxes payable of $271 million (2002 - $150 million).

13) The fair value of the preferred securities at December 31, 2003 was $612 million (2002 - $743 million). The Company made preferred securities charges payments of $57 million for the year ended December 31, 2003 (2002
     - $58 million).

14) The Company's Statement of Consolidated Cash Flows under U.S. GAAP would be identical to that under Canadian GAAP except that the preferred securities charges would be classified with funds generated from continuing operations.


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15)  Effective December 31, 2003, the Company adopted the provisions of FIN 46
     "Consolidation of Variable Interest Entities". Adopting these provisions has had no impact on the U.S. GAAP financial statements of the Company.

STOCK-BASED COMPENSATION

Under the transition rules provided by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123", the Company is expensing stock options granted in 2002 and 2003. The use of the fair value method of SFAS No. 123 "Accounting for Stock-Based Compensation" for previously issued options would have resulted in net income under U.S. GAAP of $836 million for the year ended December 31, 2003 (2002 - $749 million) and net income per share (basic) of $1.74 for the year ended December 31, 2003 (2002 - $1.56 per share).

SUMMARIZED FINANCIAL INFORMATION OF LONG-TERM INVESTMENTS(16)

                                                                       Three months ended               Year ended
                                                                          December 31                   December 31
                                                                   ---------------------------  ----------------------------
(MILLIONS OF DOLLARS)                                                 2003          2002          2003           2002
-----------------------------------------------------------------  -------------  ------------  ------------- --------------
INCOME
Revenues                                                                  257          210          1,063            798
Other costs and expenses                                                 (157)         (77)          (528)          (273)
Depreciation                                                              (28)         (40)          (141)          (146)
Financial charges and other                                               (19)         (28)           (53)          (112)
                                                                   -------------  ------------  ------------- --------------
Proportionate share of income before income taxes of long-term
   investments                                                             53           65            341            267
                                                                   =============  ============  ============= ==============

                                                                                    December 31,       December 31,
(MILLIONS OF DOLLARS)                                                                   2003               2002
--------------------------------------------------------------------------------------------------- -------------------
BALANCE SHEET
Current assets                                                                                 385                 246
Plant, property and equipment                                                                2,944               3,251
Other assets (net)                                                                               -                 112
Current liabilities                                                                           (204)               (216)
Deferred amounts (net)                                                                        (286)                  -
Non-recourse debt                                                                           (1,060)             (1,646)
Deferred income taxes                                                                          (19)                (64)
                                                                                  ----------------  -------------------
Proportionate share of net assets of long-term investments                                   1,760               1,683
                                                                                  ================= ===================

16) This includes those investments that are accounted for by the equity method under U.S. GAAP (including those that are accounted for by the proportionate consolidation method under Canadian GAAP).

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